Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Relating to AlfaRim Medical B.V.

June 13, 2025

Table of Contents

Clause		Page
1	DEFINITIONS AND INTERPRETATIONS	1
2	PURPOSE OF THE AGREEMENT	1
3	TRANSFER OF MATERIAL	2
4	OWNERSHIP AND IP RIGHTS	3
5	USE RESTRICTIONS	4
6	IONETIX OBLIGATIONS	5
7	MUTUAL PARTY OBLIGATIONS	7
8	CONSERVATION	7
9	NO EXCLUSIVITY	8
10	REPORTING	8
11	COMPLIANCE WITH LAWS	9
12	FEES AND PAYMENT	10
13	TERM AND TERMINATION	11
14	RETURN OF MATERIAL	12
15	SECURITY	13
16	CONFIDENTIALITY	14
17	DISCLAIMERS/WARRANTIES	15
18	LIABILITY	16
19	INDEMNIFICATION	17
20	INSURANCE	18
21	GOVERNING LAW AND COMPETENT COURT	19
22	MISCELLANEOUS	19

SCHEDULES

SCHEDULE 1	DEFINITIONS AND INTERPRETATIONS

SCHEDULE 2	QUANTITY OF MATERIAL

SCHEDULE 3	DEVELOPMENT PLAN

SCHEDULE 4	NOTICE DETAILS

SCHEDULE 5	SCOPE OF WORK

i

THIS COLLABORATION AGREEMENT is made and entered into on the Effective Date (the Agreement),

between:

(1)	ALFARIM MEDICAL B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat (statutaire zetel) in Delft, having its registered address at Molengraaffsingel 12, 2629 JD Delft, the Netherlands, registered with the Dutch trade register under number 63945185 (AlfaRim);

(2)	IONETIX ALPHA CORPORATION, a Delaware corporation located at 3130 Sovereign Drive, Lansing, MI 48911, US (Ionetix).

Each of the above together are hereinafter referred to as the Parties and each a Party.

WHEREAS:

(A)	AlfaRim possesses expertise and proprietary materials, including radium-226, and desires to collaborate with Ionetix for the development of products derived from or based on the Material.

(B)	Ionetix possesses expertise and resources to develop, produce, and commercialize actinium-225 using the Material supplied by AlfaRim (actinium-225 based on the Material, Actinium).

(C)	The Parties desire to collaborate on the terms set forth in this Agreement to facilitate the development, production, and commercialization of Actinium and share in the resulting profits.

(D)	Parties intend to define their respective rights, obligations, and responsibilities with respect to this collaboration in this Agreement.

THEREFORE IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATIONS

Unless the context requires otherwise, capitalized terms and expressions are defined terms and expressions which will have the meaning as set out in Schedule 1.

2	PURPOSE OF THE AGREEMENT

2.1.1	The purpose of this Agreement is to establish the terms and conditions under which AlfaRim will for a limited period of time make available the Material to Ionetix for the development and production of Actinium. AlfaRim agrees to supply Ionetix with specified quantities of Material, as detailed in Schedule 2 and Schedule 5 (any reference to Material, is solely a reference to the specified quantities of the Material). Ionetix will use commercially reasonable efforts to develop, commercialize, and sell Actinium derived from the Material.

2.1.2	AlfaRim is and will remain the legal owner of the Material, other than Material that is consumed to produce Actinium or unrecoverable. AlfaRim provides the Material to Ionetix solely for Ionetix’s temporary (other than consumed and unrecoverable Material) use in accordance with the purposes set forth in this Agreement, and subject to the obligation to return the Material as specified herein. Nothing in this Agreement will in whatever way or form result in any transfer of ownership in the Material from AlfaRim to Ionetix, except to the extent that Material is consumed in the production of Actinium.

2.1.3	AlfaRim will receive a portion of the revenue from any sale of Actinium produced by Ionetix from the Material, as further described in this Agreement.

2.1.4	The Parties acknowledge that the collaboration under this Agreement may present opportunities for future collaborations that extend beyond the scope of this Agreement (Future Collaboration). Parties agree to engage in good faith negotiations, upon the request of either Party, to explore and discuss potential Future Collaborations. Any information disclosed during negotiations for a Future Collaboration shall be treated as Confidential Information under Clause 16.

3	TRANSFER OF MATERIAL

3.1.1	AlfaRim shall ensure the timely and secure transfer of the Material to Ionetix’s designated facility in accordance with, and by the due date specified in, the Scope of Work attached as Schedule 5.

3.1.2	AlfaRim shall bear full responsibility for the safe and secure transfer of the Material to Ionetix according to DAP, [***] (intercoms 2020) delivery terms (provided that notwithstanding anything to the contrary, Ionetix shall bear full responsibility for the full and secure return of the Material except for the Material that has been consumed in the production of Actinium). This includes ensuring proper packaging, transportation, and compliance with all relevant safety and legal requirements.

3.1.3	AlfaRim shall provide Ionetix with detailed documentation of the Material, if available, and of the transfer process, including a record of quantities delivered, transportation conditions, and any associated certifications or permits.

3.1.4	In the event of any incident during the transfer process, such as loss, theft, damage, or compromise of the Material, AlfaRim shall immediately notify Ionetix and provide a comprehensive report detailing the incident and the corrective actions taken. AlfaRim bears all risk of loss through delivery of the Material (and Ionetix shall bear all risk of loss through return of the Material other than due to consumption in the production of Actinium).

3.1.5	Upon delivery of the Material, Ionetix shall inspect the Material and provide written acknowledgment of its condition. Any discrepancies or damages identified during inspection shall be communicated to AlfaRim.

3.1.6	AlfaRim engages third parties for the safe storage and transportation of the Material and shall ensure these third parties are duly licensed and qualified under applicable laws to handle and transport radioactive materials. AlfaRim shall be responsible for such third parties’ acts and omissions. The same shall apply mutatis mutandis to Ionetix for any return of the Material.

3.1.7	Ionetix shall retain all containers in which the Material is received from AlfaRim (the Original Containers) in at least as good condition as received, as such containers may be required for the return of unused Material to AlfaRim pursuant to Clause 14. Ionetix shall store the Original Containers in a secure and accessible location, ensuring they remain suitable for safe packaging and transport (but AlfaRim shall be responsible for any unsuitability due to the condition of Ionetix’s receipt). If AlfaRim determines that the Original Containers are unsuitable for return due to Ionetix’s failure to maintain them properly, Ionetix shall bear the cost of procuring replacement Original Containers meeting the same safety and regulatory standards, as determined by AlfaRim. Ionetix’s obligation in this Clause 3.1.7 will continue until all Material has been used, returned, or destroyed in accordance with this Agreement and the Scope of Work, or until AlfaRim provides written notice that the Original Containers are no longer needed for return purposes.

4	OWNERSHIP AND IP RIGHTS

4.1	Background IP

4.1.1	Each Party shall retain ownership of their Background IP. Nothing in this Agreement shall be construed as transferring ownership of any Background IP or the grant of any license, unless expressly stated otherwise.

4.1.2	Neither Party shall use the other Party’s Background IP, proprietary materials, or Confidential Information for any purpose other than as expressly permitted under this Agreement, without the prior written consent of the other Party.

4.1.3	Ionetix shall not claim any Intellectual Property Rights or other rights that would restrict or limit the access to, use of, or further transfer of the Material provided under this Agreement, including any derivatives, or modifications of the Material, except as provided in this Agreement.

4.2	Foreground IP

4.2.1	Any Foreground IP that is conceived, developed, or reduced to practice jointly by personnel of both Parties (Joint Foreground IP) shall be jointly owned by AlfaRim and Ionetix, with each Party holding an equal interest therein. Each Party shall have the right to use, license, and exploit such Joint Foreground IP, subject to the confidentiality obligations and any restrictions set forth in this Agreement.

4.2.2	Any Foreground IP that is conceived, developed, or reduced to practice solely by personnel of one Party shall be jointly owned by the Party that conceived, developed, or reduced it to practice.

4.3	Improvements

4.3.1	Any improvements to a Party’s Background IP shall be owned by that Party, provided that the other Party may grant a license to such improvements as set forth in Clause 4.4.

4.3.2	Any improvements to Joint Foreground IP that is conceived, developed, or reduced to practice jointly by personnel of both Parties shall be jointly owned by the Parties in accordance with Clause 4.2.1. Any improvements to Joint Foreground IP that is conceived, developed, or reduced to practice solely by personnel of one Party shall: (1) if developed during the Term, be jointly owned by the Parties in accordance with Clause 4.2.1, or (2) if developed after the Term, be owned by the Party whose personnel conceived, developed, or reduced it to practice. Each Party shall promptly disclose to the other Party in writing any improvements that are required to be jointly owned by the Parties.

4.4	License

Parties hereby grant each other a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, worldwide license during the Term of this Agreement to use their respective Background IP and Foreground IP, which may include improvements thereto, solely to the extent necessary under this Agreement.

4.5	Obligations of Employees, Agents, Contractors, Etc.

Each Party shall ensure that each of its and its affiliates’ employees, agents, and independent contractors (including subcontractors) and those of its licensees (including sublicensees) performing improvement and/or Joint Foreground IP collaboration and development activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations (or by statutory law), including to: (i) promptly report any invention, discovery, or other Intellectual Property Right invented, created, conceived, developed, or otherwise made by such employee, agent, or independent contractor; (ii) presently assign to the applicable Party or Parties all of their right, title, and interest in and to any such invention, discovery, or other Intellectual Property Right; (iii) cooperate in the preparation, filing, prosecution, maintenance, and enforcement of any Intellectual Property Right; and (iv) perform all acts and execute, acknowledge, and deliver any and all documents, required for effecting the obligations and purposes of Clause 4.3 and this Clause 4.5.

5	USE RESTRICTIONS

5.1.1	Ionetix shall use the Material solely for the purpose of processing it into “[***]” Material and subsequently producing Actinium by method of [***] (Permitted Use) as contemplated by this Agreement and shall not transfer, sell, or otherwise dispose of the Material without AlfaRim’s prior written consent.

5.1.2	Any unauthorized transfer, sale, or disposal of the Material shall be deemed a Material Breach of this Agreement in accordance with Clause 13.2.3, and AlfaRim reserves the right to take legal action to protect its interests in such case. Ionetix must maintain detailed records of the use and allocation of the Material, which shall be made available to AlfaRim in accordance with Clause 10.

5.1.3	Ionetix shall not make Excessive Use of the Material beyond what is reasonably necessary for the Permitted Use. If AlfaRim reasonably believes Ionetix has violated this Clause 5.1.3, AlfaRim shall notify Ionetix in writing, specifying the alleged violation. The Parties shall meet within [***] of such notice to discuss the matter in good faith. If the Parties cannot resolve the dispute within [***] of the initial notice, AlfaRim may terminate this Agreement and request return of the Material in accordance with Clause 13.2.3.

5.1.4	Ionetix shall ensure proper handling, storage, and usage of the Material, in compliance with all applicable safety and regulatory requirements and in accordance with Clause 8. Ionetix shall also ensure that the Material is not exposed to conditions that are likely to compromise its integrity or safety, and any incidents or breaches of safety protocols must be reported to AlfaRim within [***] upon finding out such incidents along with a detailed corrective action plan.

5.1.5	AlfaRim shall have the right to conduct periodic benchmarking of Ionetix’s use of the Material, including reviewing related documentation and processes, to verify compliance with this Agreement. Such benchmarking shall occur upon reasonable notice and during normal business hours, without unreasonably interfering with Ionetix’s operations.

6	IONETIX OBLIGATIONS

6.1	Permits

6.1.1	Ionetix shall be solely responsible, at its own cost and expense, for obtaining, maintaining, and complying with all permits, licenses, authorizations, certifications, and approvals (collectively, Permits) required under applicable laws and regulations in the United States, and any other relevant jurisdictions to: (i) receive, store, and handle the Material; and (ii) develop, produce, and commercialize Actinium using the Material.

6.1.2	Ionetix shall ensure that all Permits are in place prior to its receipt of the Material and throughout the Term as necessary to perform its obligations under this Agreement.

6.1.3	AlfaRim shall have no obligation to deliver the Material to Ionetix unless and until Ionetix has demonstrated, to AlfaRim’s reasonable satisfaction, that all necessary Permits are in full force and effect. Failure by Ionetix to obtain or maintain such Permits shall not relieve Ionetix of its obligations under this Agreement, including payment obligations, unless such failure is caused by AlfaRim’s breach of its obligations hereunder.

6.1.4	Ionetix shall provide AlfaRim, upon AlfaRim’s first request, with copies of such Permits or other written evidence of compliance.

6.1.5	Ionetix shall promptly notify AlfaRim in writing of any denial, suspension, revocation, or material limitation of any Permit that could reasonably affect Ionetix’s rights and obligations under this Agreement, and shall take all reasonable steps to rectify such issues within [***] or as otherwise required by applicable law.

6.1.6	AlfaRim shall provide Ionetix with all reasonable assistance in obtaining Permits and regulatory approvals for the Material to the extent requested by Ionetix, including providing necessary documents or supporting data and materials required by applicable laws to obtain Permits and regulatory approvals.

6.2	Commercialization

6.2.1	Ionetix agrees to use commercially reasonable efforts to develop and produce Actinium derived from all of the available target grade Material supplied by AlfaRim, and therefore shall use commercially reasonable efforts to do so in priority over the use of any other radium (if and to the extent available to Ionetix). Ionetix shall use all resources reasonably available to it that are not committed or reserved for other endeavors, including technical expertise, funding, personnel, and infrastructure, to use commercially reasonable efforts to achieve the objectives of this Agreement in a manner consistent with best industry practices.

6.2.2	Ionetix shall, in consultation with AlfaRim, use commercially reasonable efforts to adopt and implement the development and commercialization plan, as shall be outlined by Parties on a good faith basis and in due course in Schedule 3 (to be attached later), in accordance with its terms. AlfaRim shall not be obligated to deliver any Material in quantities required for commercialization until such adoption and implementation have occurred to AlfaRim’s reasonable satisfaction, as confirmed in writing by AlfaRim.

6.2.3	Ionetix shall commence the use of the Material and the commercialization of Actinium as soon as practicable following the Effective Date, using commercially reasonable efforts to adhere to the timelines and milestones set forth in Schedule 3 (as to be included in due course by Parties working together on a good faith basis). In the event of any delays, Ionetix shall promptly inform AlfaRim in writing within [***] of identifying the delay, providing updated timelines and justifications for the delays. If the updated timelines are not met without valid justification, such failure shall constitute a Material Breach of this Agreement in accordance with Clause 13.2.3 of this Agreement.

6.2.4	The Material shall be used only: (i) at Ionetix’s premises; and (ii) by personnel under Ionetix’s direct supervision and control. Ionetix undertakes that any person involved in working with, or having access to the Material, shall be made aware of and shall comply with the terms of this Agreement.

6.2.5	Ionetix shall bear all costs associated with the development, production, and commercialization of Actinium other than the cost of the Material or costs that are expressly allocated to AlfaRim, unless otherwise agreed in writing by the Parties.

6.2.6	Ionetix shall, in commercialization activities in which the Materials were used to produce the Actinium, including but not limited to marketing materials, public announcements, and press releases, include a clear and conspicuous statement acknowledging that the Actinium produced is the result of the collaboration between AlfaRim and Ionetix, except where such acknowledgement would be unreasonable or the Parties otherwise agree to the contrary.

6.2.7	AlfaRim shall cooperate with and provide any commercially reasonable assistance to Ionetix to further the development and commercialization plan and Ionetix’s commercialization efforts in accordance with this Agreement, to the extent reasonably requested by Ionetix and agreed to by AlfaRim provided that AlfaRim will not unreasonably withhold any such agreement.

7	MUTUAL PARTY OBLIGATIONS

7.1	Regulatory compliance

Each Party shall comply with all applicable laws, regulations, and industry standards in connection with its activities under this Agreement, including obtaining and maintaining all necessary permits, licenses, and approvals. Any non-compliance that materially affects the Agreement’s objectives shall constitute a breach.

8	CONSERVATION

8.1.1	Ionetix acknowledges and agrees that it must use commercially reasonable efforts for the proper conservation, storage, and safeguarding of the Material supplied by AlfaRim under this Agreement. The parties acknowledge that the Material will be processed into -‘[***]’ Material upon receipt for subsequent use in the production of Actinium, and that this processing is permitted notwithstanding anything to the contrary and the resulting ‘[***]’ Material remains Material subject to this Agreement. The Parties also acknowledge that certain amounts of the Material will be determined to be unrecoverable during the processing and production phases, and that Ionetix is not responsible for such unrecoverable amounts.

8.1.2	Ionetix shall use commercially reasonable efforts to ensure that the Material is conserved in a manner consistent with industry best practices and all applicable legal and regulatory standards. This includes, but is not limited to, maintaining optimal storage conditions, preventing contamination or degradation, and safeguarding against unauthorized access or misuse.

8.1.3	AlfaRim acknowledges that there may be some consumption of Material through proper use of Material by Ionetix (but will use commercially reasonable efforts to mitigate consumptions and other losses). Such consumption or losses will be periodically quantified and disclosed to AlfaRim.

8.1.4	Ionetix shall implement and maintain a comprehensive monitoring and maintenance program to provide for the integrity of the Material. This program must include regular inspections, documentation of storage conditions, and prompt corrective actions if any deviations are identified.

8.1.5	Ionetix shall notify AlfaRim in writing of any incident within [***] upon finding out such incident, including but not limited to loss, theft, damage, or compromise of the Material, including detailed information about the incident, its causes, and the measures taken to address and prevent future occurrences, this however, does not include any losses due to proper routine use in processing Material or producing Actinium.

8.1.6	AlfaRim reserves the right to audit and inspect Ionetix’s facilities, records, and procedures related to the conservation of the Material, upon reasonable notice and during normal business hours, to verify compliance with this Clause 8.

8.1.7	Ionetix shall indemnify and hold AlfaRim harmless against any claims, damages, or losses arising from Ionetix’s failure to use commercially reasonable efforts to properly conserve the Material in accordance with this Agreement.

9	NO EXCLUSIVITY

9.1.1	This Agreement only grants Ionetix an exclusive right to the use of the Material (in the quantities as made available under this Agreement, and not to any excess).

9.1.2	Irrespective of the foregoing, AlfaRim reserves the right to transfer its radium to other parties for similar or different purposes, at its sole discretion, including for the same purpose of creating Actinium or any other use, including using the same technology or methods; provided that this provision does not apply to Material in Ionetix’s possession.

9.1.3	Each Party acknowledges that the other Party may have agreements with other parties relating to the subject matter of this Agreement, and nothing in this Agreement shall limit such Party’s right to enter into such agreements.

9.1.4	Nothing in this Agreement shall prevent either Party from independently developing or working with other entities to use or create Actinium or any derivative product from radium.

10	REPORTING

10.1.1	Ionetix shall provide AlfaRim with periodic written reports on the use of the Material and any progress in the creation of Actinium. These reports shall be submitted to AlfaRim [***] during the Term of this Agreement, starting from the date of receipt of the Material.

10.1.2	Each report shall include, but not be limited to, the following information:

(i)	the amount of Material used, consumed, and deemed unrecoverable and the current inventory of any remaining Material;

(ii)	the progress made in the manufacturing of Actinium, including any challenges or significant findings;

(iii)	quantities sold, prices, and dates of sale;

(iv)	a summary of any by-products or derivatives created from the Material, including their intended use or disposal;

(v)	any revenue generated from the sale of Actinium or related products; and

(vi)	a detailed account of any issues or concerns relating to the Material or the project.

10.1.3	AlfaRim shall have the right to request additional information from Ionetix regarding the use of the Material. Ionetix agrees to provide such information promptly, subject to reasonable confidentiality and anti-trust protections.

10.1.4	Upon completion of the use of the Material and return to AlfaRim in accordance with Clause 14, Ionetix agrees to submit a final report detailing all activities, results, and a final account of any proceeds generated from the use of the Material.

10.1.5	A Party shall notify the other within [***] after a Change of Control. The fact that a Change of Control occurred and any information disclosed regarding the Change of Control is the disclosing Party’s Confidential Information.

11	COMPLIANCE WITH LAWS

11.1.1	Parties undertake to comply with the applicable laws in accordance with the terms of this Agreement.

11.1.2	Each Party shall maintain accurate records demonstrating its compliance with applicable laws, including permits, licenses, and regulatory filings, for a period of at least [***] following the termination or expiration of this Agreement or as required by applicable laws, whichever is longer.

11.1.3	Upon reasonable written notice and during normal business hours, each Party may request to audit the other Party’s compliance with this Clause 11, at the requesting Party’s expense, unless material non-compliance is discovered, in which case the non-compliant Party shall bear the reasonable costs of the audit. Such audits shall be conducted with minimal disruption to the audited Party’s operations.

11.1.4	If either Party becomes aware of its own non-compliance with applicable laws that materially affects its performance under this Agreement, it shall promptly notify the other Party in writing and take all reasonable steps to remedy such non-compliance within [***] or as otherwise required by applicable laws.

11.1.5	If a Party’s non-compliance with applicable laws results in a governmental investigation, penalty, or injunction that prevents or materially impairs its ability to perform under this Agreement, the other Party may suspend its performance until the non-compliance is resolved, without waiving any other rights or remedies under this Agreement.

11.1.6	The Parties shall reasonably cooperate to ensure compliance with applicable laws, including providing each other with copies of relevant permits, licenses, or certifications upon request and coordinating on any regulatory filings or inspections that affect their joint obligations under this Agreement.

11.1.7	A breach of this Clause 11 shall constitute a Material Breach in accordance with Clause 13.2.3.

12	FEES AND PAYMENT

12.1.1	Ionetix shall pay AlfaRim a royalty based on the annual gross revenue derived by Ionetix from its sale of Actinium to third parties that Ionetix produces from the Material supplied by AlfaRim under this Agreement (the Revenue Share, also referred to as the Fees). The Revenue Share shall be calculated at [***] for such annual gross revenue up to US$[***], [***] for annual revenue between US$[***] and US$[***], [***] for such annual gross revenue between US$[***] and US$[***], [***] for such annual gross revenue between US$[***] and US$[***] and [***] for such annual gross revenue at and above US$[***] and paid on a [***] basis, within [***] after the end of each [***] (each, a Payment Due Date). Each payment shall be accompanied by a detailed report that includes a breakdown of the gross revenues. Any disputes regarding the calculation of the Revenue Share shall be resolved through good-faith negotiations between the Parties. If no resolution is reached within [***], the matter shall be settled in accordance with Clause 19.1.1. Revenue Share / Fees will not be paid with respect to revenue derived by Ionetix from the sale of Actinium that Ionetix does not produce from the Material supplied by AlfaRim under this Agreement, including that no Revenue Share / Fees will be paid with respect to revenue derived by Ionetix from the sale of Actinium that Ionetix produces from Materials that Ionetix purchases (if such purchase were to take place) from AlfaRim under Clause 13.3.1.

12.1.2	Fees are due and payable on or before the relevant Payment Due Date. If Ionetix fails to pay the undisputed invoice on or before the Payment Due Date, Ionetix is in default, without notice being required, and statutory interest (wettelijke handelsrente) shall be applicable and accrue.

12.1.3	All Fees are exclusive of, and Ionetix is solely responsible for payment of all applicable value-added, sales, use, right of use and other taxes and all applicable export and import fees, customs duties, and similar charges (other than taxes based on AlfaRim’s net income) arising from the transactions hereunder. If any deduction or withholding (in relation to any Fees owed to AlfaRim) is required by law, Ionetix may deduct the amount of the withholding from the payment it otherwise would have made to AlfaRim under this Agreement and shall include in its records the amount deducted under this Section 12.1.3.

12.1.4	Ionetix shall maintain accurate and complete financial records related to the sale of Actinium produced using the Materials and shall provide AlfaRim or its designated auditor access to such records upon reasonable notice and during normal business hours. This includes the right to access and review relevant financial records, production reports, and other documentation upon reasonable notice, to confirm that the Revenue Share is calculated accurately and in accordance with the terms of this Agreement.

12.1.5	Ionetix shall make all payments due under this Agreement in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by AlfaRim.

13	TERM AND TERMINATION

13.1	Term

This Agreement shall commence on the Effective Date and continue for an initial term of [***] (the Initial Term), unless terminated earlier in accordance with this Clause 13. The Agreement may be renewed after the Initial Term for successive [***] terms (each, a Renewal Term) by mutual written agreement of the Parties, executed at least [***] prior to the expiration of the then-current term. The Initial Term and all Renewal Terms, if any, are collectively referred to as the Term.

13.2	Termination

13.2.1	This Agreement shall automatically terminate when the Material has been fully consumed, destroyed, or otherwise rendered unusable. Ionetix shall notify AlfaRim of such event. Parties shall jointly confirm in writing the occurrence of such event and the effective date of termination.

13.2.2	AlfaRim has the right to terminate this Agreement if Ionetix fails to commercialize Actinium within a period of [***] following the transfer of quantities of the Material necessary for commercialization from AlfaRim to Ionetix, provided AlfaRim has given a [***] notice to Ionetix of such termination and Ionetix has not achieved commercialization during such notice period.

13.2.3	Ionetix has the right to terminate this Agreement if it determines that it cannot cause the Material using commercially reasonable efforts to conform to target grade specifications necessary to commercialize Actinium-225.

13.2.4	Either Party may terminate this Agreement if the other Party (a) fails to cure a Material Breach of this Agreement within [***] after receiving notice of the breach; (b) dissolves or stops conducting business without a successor; (c) makes an assignment for the benefit of creditors, or becomes the debtor in insolvency, receivership, or bankruptcy proceedings that continue for more than [***]. In addition, either Party may terminate this Agreement in the event a Force Majeure Event prevents a Party from complying with this Agreement for [***] or more consecutive days. A Party must notify the other of its reason for termination.

13.3	Effect of termination

13.3.1	Upon termination or expiration of this Agreement, for any reason other than a failure to cure a Material Breach of this Agreement by Ionetix, Ionetix and AlfaRim shall, if so requested by Ionetix within [***] of expiration or such termination, discuss for at least [***] if and under which terms Ionetix may purchase the Material. No Party shall be obligated to reach agreement on the terms. If no agreement is reached, the Material shall be returned to AlfaRim.

13.3.2	Upon any termination or expiration of this Agreement and subject to Section 13.3.1:

(i)	Ionetix shall have [***] to cease using the Material;

(ii)	Ionetix shall arrange for the return of the Material in accordance with Clause 14 if agreement is not reached to purchase the Material in accordance with Clause 13.3.1;

(iii)	Parties shall cease the use of each other’s Background IP and any Foreground IP that is not jointly owned;

(iv)	Ionetix shall pay AlfaRim any accrued but unpaid Fees, within [***] of the effective date of termination; and

(v)	each Party shall return or destroy, at the other Party’s direction, any Confidential Information of the other Party in its possession.

13.3.3	Termination or expiration shall not affect any rights or obligations that accrued prior to the effective date of termination.

13.3.4	The following provisions shall survive any termination or expiration of this Agreement, along with any other provisions that by their nature are intended to survive: Clause 1 (Definitions), Clause 3.1.7 (Ownership and IP Rights), Clause 12 (Fees and Payment, to the extent payments remain due), Clause 13.3 (Effect of Termination), Clause 15 (Confidentiality), Clause 17.1.3 (Limitation of Liability), Clause 18.1.4 (Indemnification), Clause 20 (Insurance), and Clause 21 (Governing law and competent Court).

14	RETURN OF MATERIAL

14.1.1	Upon the termination or expiration of this Agreement, Ionetix shall promptly return all unused Material to AlfaRim that it does not purchase under Clause 13.3.1. Ionetix shall ensure that the Material is returned in either its original form and condition or processed “target-grade” from, subject to consumption as contemplated in this Agreement.

14.1.2	Ionetix shall bear full responsibility for the safe and secure transfer of the Material to AlfaRim’s designated location according to DAP, AlfaRim’s designated location (intercoms 2020) delivery terms. This includes ensuring proper packaging, transportation, and compliance with all relevant safety and legal requirements.

14.1.3	AlfaRim shall ensure that all permits are in place, including with any third parties that are used by AlfaRim for transportation or storage, prior to Ionetix returning the Material. AlfaRim shall be responsible for any storage costs if there is a delay due to permits.

14.1.4	AlfaRim shall provide Ionetix, upon Ionetix’s first request, with copies of such permits or other written evidence of compliance.

14.1.5	Ionetix shall provide AlfaRim with detailed documentation of the transfer process, including a record of quantities returned, transportation conditions, and any associated certifications or permits.

14.1.6	In the event of any incident during the transfer process, such as loss, theft, damage, or compromise of the Material, the party identifying the issue shall notify the other within [***] upon finding out about such incident, and provide a comprehensive report detailing the incident and the corrective actions taken.

14.1.7	Upon receipt of the returned Material, AlfaRim shall inspect the material and provide written acknowledgment of its condition. Any discrepancies or damages identified during inspection shall be communicated to Ionetix, who shall be held liable for such issues to the extent provided above.

15	SECURITY

15.1.1	As security for Ionetix’s obligation to return the Material to AlfaRim in accordance with Clause 14, Ionetix will maintain sufficient funds in reserve, in the amount of [***], necessary to package and ship the Material back to AlfaRim.

15.1.2	Ionetix hereby pledges and grants a first priority security interest in the Material to AlfaRim to secure Ionetix’s obligations to return Material to AlfaRim as required by this Agreement. This pledge and security interest is in the Material only and does not attach to other assets of Ionetix, including that it does not attach to Actinium produced from Material. AlfaRim will not file U.C.C. financing statements or deliver notices to Ionetix creditors with respect to this pledge and security interest prior to Ionetix’s breach or default under this Agreement (which breach or default, if capable of being cured, is not cured promptly within [***] of written notice). Upon (a) such an uncured breach or default or (b) if Ionetix, in its reasonable discretion, determines a Security Event has occurred or is likely to occur with respect to Ionetix, Ionetix will cooperate to support AlfaRim’s perfection of its pledge and security interest as soon as possible.

15.1.3	AlfaRim Holding B.V. agrees to and, to the extent needed, gives it consent to establish the security interest in accordance with Clause 15.1.2 for the benefit of AlfaRim.

16	CONFIDENTIALITY

16.1	Confidentiality Obligation

During the Term and any renewal thereof and for a period of [***] after the end of the Term, the Parties undertake to treat as confidential the Confidential Information of the respective other Party that have been entrusted to it or of which it has become aware in connection with the Agreement, not to share them, to use them exclusively for execution of the Agreement, and not to exploit them for themselves or others even after the end of the Agreement. Each Party shall use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care). Neither Party shall use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

16.2	Exclusions

The obligation to keep confidential and not share Confidential Information does not apply to information that:

(i)	is already generally known;

(ii)	was already provided to the Party under the confidentiality obligation before the Effective Date on a non-confidential basis;

(iii)	was made available to the Party under the confidentiality obligation by third parties on a non-confidential basis, unless this third party in turn violated a confidentiality agreement by sharing the information.

16.3	Disclosure of Confidential Information

No confidentiality obligation exists to the extent that the Party under a confidentiality obligation is legally obligated to disclose Confidential Information in judicial, official, or other proceedings. If one Party believes itself to be obligated in this way, it shall inform the other Party in writing in a timely fashion before the disclosure, insofar as this is legally permissible, so the latter can prevent the disclosure through legal steps. In this notification, the obligated Party shall inform the other Party in an appropriate form, for example on the basis of a written report of a legal advisor, what confidential information must be shared. The obligated Party shall only disclose the portion of the Confidential Information that must be disclosed.

16.4	Permitted Disclosures

16.4.1	Notwithstanding the above, Parties are allowed to disclose Confidential Information to:

(i)	potential or existing investors, lenders, or financial backers;

(ii)	professional advisors, such as legal counsel, accountants, or financial consultants; or

(iii)	potential business partners or acquirers,

solely for the purpose of evaluating, facilitating, or executing this Agreement, or a potential investment, financing, or acquisition, related to the Party’s business.

16.4.2	Parties may issue public announcements, press releases, or other disclosures regarding the existence, purpose, or general scope of the collaboration under this Agreement, including the fact of the Parties’ relationship, the supply of the Material by AlfaRim, and the development or commercialization of Actinium by Ionetix, provided such disclosures do not include Confidential Information unless expressly permitted under this Clause 16.4.

17	DISCLAIMERS/WARRANTIES

17.1	Disclaimers

17.1.1	AlfaRim makes no representations or warranties, express or implied, with respect to the Material, including but not limited to its quality, condition, performance, suitability, or fitness for any particular purpose. The Material is provided to Ionetix “as is,” and Ionetix acknowledges that it accepts the Material in its current condition at the time of delivery, with all faults and defects, if any.

17.1.2	Without limiting the generality of the foregoing, AlfaRim does not warrant that: (i) the Material will meet Ionetix’s specific needs or expectations; (ii) the Material will be free of impurities, contaminants, or variations inherent to its nature as a radioactive substance; or (iii) the Material will yield Actinium in any particular quantity, quality, or timeframe when used by Ionetix. However, Ionetix will be released from its obligations under this Agreement other than with respect to returning the Material to the extent any statement in either (i) or (ii) is untrue.

17.1.3	In the event Ionetix returns the Material to AlfaRim pursuant to Clause 14, or any other provision of this Agreement, Ionetix shall have no rights, claims, or entitlements to any compensation, reimbursement, or other benefits related to the Material, or any costs incurred by Ionetix in connection with its receipt, use, or return of the Material.

17.1.4	Notwithstanding anything to the contrary in this Agreement, Ionetix does not make any representation, warranty, or covenant, either express or implied, or otherwise guaranty that it will be able to successfully develop, produce, commercialize, or sell Actinium or any intellectual property.

17.1.5	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE ACTINIUM, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

17.2	Warranties

17.2.1	Each Party represents and warrants to the other, as of the Effective Date and throughout the Term, that:

(i)	it is a legal entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(ii)	it has the full power and authority to enter into, execute, and perform its obligations under this Agreement, and the execution and delivery of this Agreement have been duly authorized by all necessary corporate or organizational actions;

(iii)	this Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally;

(iv)	the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under: (i) any applicable law (except for any regulatory approvals as may be required for development or commercialization of Actinium), or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound; and

(v)	it has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any regulatory authority.

17.2.2	AlfaRim represents and warrants AlfaRim Holding B.V. is the legal owner of the Material at all times prior to delivery to Ionetix and AlfaRim (being a subsidiary of AlfaRim Holding B.V.) has (either for itself or on behalf of AlfaRim Holding B.V.) the legal right to supply and license the Material (and its incorporated Intellectual Property Rights) to Ionetix as contemplated herein, free from any liens, encumbrances, or third-party claims.

17.2.3	Ionetix represents and warrants that it:

(i)	shall not reduce its efforts or reallocate resources in a way that undermines its ability to fulfill its obligations under this Agreement; and

(ii)	shall comply with all applicable laws and any other relevant jurisdictions as required under Clause 11.

18	LIABILITY

18.1.1	In no event shall either Party, its affiliates, or their respective officers, directors, employees, or agents be liable to the other Party or any third party for any indirect, incidental, special, consequential, enhanced, exemplary, or punitive damages, including but not limited to loss of actual or anticipated profits, loss of revenue, loss of goodwill, loss of data, or business interruption, arising out of or relating to this Agreement, whether in contract, tort (including negligence), strict liability, statute, or otherwise, even if advised of the possibility of such damages or such damage was foreseeable.

18.1.2	Neither Party shall not be obligated to compensate the other Party for any losses, damages, costs, or expenses (whether direct, indirect, consequential, or otherwise) arising out of or related to the Material or Actinium, or their condition, performance, return, or ability to meet the other Party’s expectations or requirements except as otherwise required herein, regardless of the cause of such losses, including any third-party claims related to radiation exposure, property damage, or bodily injury, unless such claims result directly from a Party’s gross negligence or willful misconduct.

18.1.3	Notwithstanding anything to the contrary, the aggregate liability of either Party to the other under or in connection with this Agreement, whether in contract, tort (including negligence), strict liability, or otherwise, shall not exceed the total amounts paid or payable by Ionetix to AlfaRim under this Agreement during the [***] immediately preceding the event giving rise to the claim.

18.1.4	Notwithstanding Clause 18.1.3, the foregoing limitations do not apply to: (a) a Party’s indemnification obligations under Clause 19; (b) losses arising out of or relating to a Party’s breach of its confidentiality obligations under Clause 16; (c) losses arising out of or relating to the gross negligence or willful misconduct of a party or any of its sublicensees or subcontractors in performing under this Agreement; or (d) Ionetix failure to return the Material to AlfaRim in accordance with the terms and conditions of this Agreement.

19	INDEMNIFICATION

19.1.1	AlfaRim shall indemnify, defend, and hold harmless Ionetix, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns from and against any and all claims, demands, actions, suits, losses, damages, liabilities, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or resulting from:

(i)	AlfaRim’s breach of its representations and warranties under Clauses 17.2.1 and 17.2.2;

(ii)	AlfaRim’s failure to comply with Clause 3 in relation to the transfer of the Material;

(iii)	any third-party claim that the Material supplied by AlfaRim infringes such third party’s intellectual property rights, except where such claim arise from Ionetix’s use or modification of the Material, or any other breach by Ionetix of its obligations under this Agreement.

19.1.2	Ionetix shall indemnify, defend, and hold harmless AlfaRim, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns from and against any and all claims, demands, actions, suits, losses, damages, liabilities, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or resulting from:

(i)	Ionetix’s breach of its representations and warranties under Clauses 17.2.1 and 17.2.3;

(ii)	Ionetix’s failure to comply with applicable laws or other jurisdictions regarding the receipt or use of the Material or the development, production, or commercialization of Actinium;

(iii)	any third-party claim relating to the development, production, or sale of Actinium, except where such claim directly results from a breach by AlfaRim of any of its obligations under this Agreement;

(iv)	Ionetix’s failure to obtain or maintain Permits required under Clause 6.1, resulting in regulatory action or liability affecting AlfaRim;

(v)	Ionetix’s failure to properly conserve the Material in accordance with this Agreement, excluding consumption in the production of Actinium; or

(vi)	Ionetix’s default in performing its obligations under this Agreement.

19.1.3	An indemnified Party (Indemnified Party) shall promptly notify the Party from whom it is seeking indemnification (Indemnifying Party) upon becoming aware of an indemnified claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Clause 19. The Indemnifying Party shall promptly assume control of the defense and investigation of the indemnified claim, with counsel, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such indemnified claim, with counsel of its own choosing and at its own reasonable cost and expense. The Indemnifying Party shall not settle any indemnified claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an indemnified claim, the Indemnified Party may, but is not obligated to, defend against such indemnified claim, including settling such indemnified claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate.

20	INSURANCE

During the Term and for a period of [***] after expiration or termination of this Agreement, each Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for its indemnification obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. For clarity, such insurance will not limit either Party’s obligations or liability (including with respect to its indemnification obligations) hereunder.

21	GOVERNING LAW AND COMPETENT COURT

This Agreement, and any action in relation thereto, shall be governed by the laws of the Netherlands. Any dispute or claim arising out of or relating to this Agreement shall be submitted to the exclusive jurisdiction of the Netherlands Commercial Court (NCC) in Amsterdam, the Netherlands, and, where applicable, the NCC Court of Appeal for appeals, in accordance with the NCC Rules of Procedure. The Parties agree that proceedings before the NCC shall be conducted in the English language.

22	MISCELLANEOUS

22.1	Notice

Notices will be considered properly received: (i) when delivered, if delivered in person or (ii) if transmitted by e-mail to the e-mail address specified in Schedule 4. Both Parties may update its address for notice by providing written notice to the other party in accordance with this Clause 22.1.

22.2	Relationship

The relationship between the Parties is that of independent contractors. Nothing herein will be construed to create the relationship between employer and employee, principal and agent, or of partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

22.3	Force Majeure

Except for payment obligations, neither Party will be liable for any delays or failures to perform to the extent due to a cause beyond such Party’s reasonable control, which may include natural disasters or acts of God, strikes or work stoppages, acts of war or terrorism, embargoes or blockades in effect on or after the Effective Date, national or regional emergency, telecommunications disruptions, pandemics or epidemics, quarantines, or other government orders, laws, or actions (a Force Majeure Event).

22.4	Assignment

Neither this Agreement nor any rights or responsibilities hereunder may be assigned, delegated, or otherwise transferred by a Party, whether voluntarily or by operation of law, without our prior written consent of the other Party, provided that the transfer to a Party’s affiliate shall not unreasonably be withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment or other transfer in violation of this Clause 22.4 is void.

22.5	Severability

Should any provision of this Agreement be held to be void, invalid or inoperative, the remaining provisions of this Agreement will not be affected and will continue in effect and the invalid provision will be deemed modified or severed to the least degree necessary to remedy such invalidity and reflect the original intent of the Parties as closely as possible in a mutually acceptable manner.

22.6	Entire Agreement; Amendments; Waivers

The Agreement and its schedules, together with the Non-Disclose Agreement entered into by the Parties on [***], contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreements, oral or written, between the parties regarding the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its schedules; (b) second, the schedules to this Agreement; and (c) third, any other documents incorporated herein by reference. No amendments, modifications or changes will be effective unless they are in a writing signed by authorized representatives of both Parties. No waiver of a breach of any provision of this Agreement by either Party will constitute a waiver of any subsequent breach of the same or any other provision hereof, and no waiver will be effective unless made in writing and signed by a duly authorized representative of the waiving Party.

22.7	Further Assurances

Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement, including upon expiration or termination of this Agreement as provided herein.

22.8	Expenses

Except as otherwise expressly provided herein, each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

22.9	No Third-Party Beneficiaries

Except for any Indemnified Party identified hereunder, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

22.10	Cumulative Remedies

All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at law or in equity or otherwise.

22.11	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

AlfaRim Medical B.V.		Ionetix Alpha Corporation

By:	/s/ Hanno Mak	By:	/s/ Kevin Cameron
	Hanno Mak, CEO		Kevin Cameron, President and CEO

For the acknowledgement and acceptance of the rights and obligations set forth in Clause 15

AlfaRim Medical B.V.

By:	/s/ Hanno Mak
Hanno Mak, CEO

Schedule 1

DEFINITIONS AND INTERPRETATIONS

1	DEFINITIONS

1.1	Unless the context requires otherwise, capitalized terms and expressions, including those used in the introduction and the preamble of this Agreement, are defined terms and expressions which will have the meaning as described below:

Actinium	has the meaning given to it in Recital (B).

Agreement	has the meaning given to it in the heading of this Agreement.

AlfaRim	has the meaning given to it in the heading of this Agreement.

Background IP	means all Intellectual Property Rights that are (i) owned or controlled by a Party as of the Effective Date, or (ii) developed or acquired by a Party during the Term independently of this Agreement and without use of the other Party’s Confidential Information.

Change of Control	means, with respect to a Party, (i) a sale or transfer of more than 50% of its voting equity to a third party, (ii) a merger or consolidation resulting in a third party controlling more than 50% of its voting power, or (iii) a sale of all or substantially all of its assets to a third party, excluding internal reorganizations.

Confidential Information	means any information in any form (written, digital, oral or otherwise, and including any copies) regarding a Party, its affiliates, and its business that is marked as or could reasonably be considered confidential, including information shared before the Effective Date, as well as the negotiations, existence and terms of the Agreement.

Effective Date	means the date first written on the first page to this Agreement.

Excessive Use	means any use of the Material that: (i) exceeds the quantities reasonably required to fulfill Ionetix’s obligations or achieve the objectives of this Agreement, as determined based on Ionetix’s documented development and production plans included in Schedule 3; (ii) results in the stockpiling, resale, or diversion of Material to third parties outside the scope of this Agreement; or (iii) is inconsistent with Ionetix’s commercially reasonable efforts to develop and commercialize Actinium; but does not include processing Materials into “target grade” which will be done as provided in Schedule 5.

Fees	has the meaning given to it in Clause 12.1.1.

Force Majeure Event	has the meaning given to it in Clause 22.3.

Foreground IP	means all Intellectual Property Rights that are conceived, developed, or reduced to practice by either Party, individually or jointly, during the Term and directly arising from or relating to the collaboration under this Agreement, including the supply of the Material and the development, production, or commercialization of Actinium.

Future Collaborations	has the meaning given to it in Clause 2.1.4.

Indemnified Party	has the meaning given to it in Clause 19.1.3.

Indemnifying Party	has the meaning given to it in Clause 19.1.3.

Initial Term	has the meaning given to it in Clause 13.1.

Intellectual Property Rights	means any rights under patent, copyright, trade secret, trademark, whether registered or not, or other intellectual or industrial property laws worldwide, as well as any know-how contained therein or related to the same.

Ionetix	has the meaning given to it in the heading of this Agreement.

Joint Foreground IP	has the meaning given to it in Clause 4.2.1.

Material	means radium, as made available in accordance with this Agreement and in the quantities set forth in Schedule 2.

Material Breach	means a substantial failure or violation by a Party in performing its material obligations or complying with the material provisions of this Agreement. A Material Breach occurs when the breaching Party’s non-performance or violation significantly or repeatedly impairs the other Party’s ability to receive the intended benefits or its ability to carry out its functions pursuant to this Agreement.

Original Container	has the meaning given to it in Clause 3.1.7.

Parties and Party	have the meaning given to them in the heading of this Agreement.

Payment Due Date	has the meaning given to it in Clause 12.1.1.

Permits	has the meaning given to it in Clause 6.1.1.

Permitted Use	has the meaning given to it in Clause 5.1.1.

Renewal Term	has the meaning given to it in Clause 13.1.

Revenue Share	has the meaning given to it in Clause 12.1.1.

Royalty	has the meaning given to it in Clause 12.1.1.

Security Event	means: (i) Ionetix dissolves or stops conducting business without a successor; (ii) assignment by Ionetix for the benefit of creditors; (iii) Ionetix becomes the debtor in insolvency, receivership, or bankruptcy proceedings; or (iv) Ionetix receiving formal notice from a creditor that it is in material default with respect to any of its obligations to that creditor.

Term	has the meaning given to it in Clause 13.1.

2	INTERPRETATION

Unless otherwise expressly provided in this Agreement, the following applies to the interpretation of this Agreement:

(a)	any reference to a “Clause” or a “Schedule” is a reference to the relevant clause or schedule of this Agreement;

(b)	any reference to a “person” includes any person, whether or not having separate legal personality and wherever incorporated or registered;

(c)	any reference to any gender will include all genders, and words, including definitions, importing the singular will include the plural and vice versa;

(d)	the preamble, headings and numbering of Clauses or Schedules have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement;

(e)	the preamble and schedules are inextricably linked and form part of this Agreement. A reference to this Agreement therefore also includes a reference to the preamble and schedules and a reference to a schedule also includes a reference to the annexes accompanying such schedule;

(f)	the words “for example”, “include”, “includes” or “including”, and words of similar import are used to indicate that the list to which they relate is not exhaustive;

(g)	the words “as of” will be deemed to include the day or moment in time specified thereafter;

(h)	the term third party means any person or entity other than the Parties;

(i)	any provision of this Agreement may not be interpreted to the detriment of a party due the fact that that party was responsible for the drafting of the provision;

(j)	any reference to a liability or obligation of a Party or any of such Party’s affiliates will be deemed to incorporate references to obligations on the part of such Party to procure that the relevant liability is discharged or obligation is performed by such Party or its relevant affiliate(s), on the terms of and subject to the conditions set out in this Agreement;

(k)	any reference to “in writing” or “the writing”, includes “by electronic transmission” respectively “electronic recording”;

(l)	references to books, records, technology or other information include books, records, technology or other information stored in any form, including, but not limited to, paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers; and

(m)	in respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term will be construed as a reference to the term or concept, which most nearly corresponds to it in that jurisdiction.

Schedule 2

QUANTITY OF MATERIAL

Schedule 3

DEVELOPMENT PLAN

Schedule 4

NOTICE DETAILS

Schedule 5

SCOPE OF WORK